Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the associated preferred share purchase rights)
of
Gateway, Inc.
at
$1.90 Net Per Share
by
Galaxy Acquisition Corp.,
wholly owned subsidiary of
Acer Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, OCTOBER 1, 2007, UNLESS THE OFFER IS EXTENDED.
SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME
PRIOR TO THE EXPIRATION DATE OF THE OFFER.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	September 4, 2007

Galaxy Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Acer Inc., a corporation organized under the laws of the Republic of China (“Acer”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred share purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended, between Gateway, Inc., a Delaware corporation (“Gateway” or the “Company”), and UMB Bank, N.A., (collectively, the “Shares” and each share thereof a “Share”), of Gateway at a price of $1.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 4, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated September 4, 2007;

2.	Letter of Transmittal to be used by stockholders of Gateway in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender Shares);

3.	The Letter to Stockholders of Gateway from the Chairman of the Board of Directors of Gateway accompanied by Gateway’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery with respect to the Shares; and

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, October 1, 2007, unless extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2007 (the “Merger Agreement”), among Acer, the Purchaser and Gateway, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger (defined below) and in accordance with Delaware General Corporation Law (the “DGCL”), the Purchaser will be merged with and into Gateway (the “Merger”), with the surviving entity, Gateway, becoming a wholly owned direct or indirect subsidiary of Acer. In the Merger, each Share that is outstanding and that has not been accepted for purchase pursuant to the Offer (other than Shares owned by Acer, the Purchaser, or any other wholly owned subsidiary of Acer, Shares owned by Gateway (or held in its treasury), and Shares owned by Gateway stockholders, if any, who are entitled to, and who have perfected, appraisal rights under Section 262 of the DGCL for such Shares with respect to the Merger) will be converted into the right to receive the same price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12 “Purpose of the Offer; The Merger Agreement; Plans for Gateway” of the Offer to Purchase.

The Gateway board of directors by unanimous vote has determined that it is advisable and in the best interests of Gateway and its stockholders for Gateway to be acquired upon the terms and subject to the conditions set forth in the Merger Agreement and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Gateway and its stockholders. Accordingly, the Gateway board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares, considered together with all other Shares beneficially owned by Acer and its affiliates, that would represent at least a majority of the total number of Shares outstanding at the time of the expiration of the Offer on a “fully diluted basis” (which assumes conversion or exercise of all then-outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into or exercisable for Shares, but only to the extent then so convertible, exchangeable or exercisable, vested (if applicable), and in-the-money at the price of the Offer, in each case, other than potential dilution attributable to the Rights on the date Shares are accepted for payment). The Offer is also conditioned upon the expiration or termination of (i) the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Canadian Competition Act, and the review period under the Fair Trade Act of 2002 of the Republic of China and the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (including, if applicable, any investigation commenced thereunder), and (ii) satisfaction of other conditions set forth in Section 14 “Certain Conditions of the Offer” of the Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and (b) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by Citibank, N.A., as the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to Citibank, N.A., as the Depositary and D.F. King & Co., Inc. as the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Requests for additional copies of the enclosed materials and questions may be directed to us at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

     Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ACER, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.